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FORBEARANCE AGREEMENT
This Forbearance Agreement is made as of this 15th day of March, 2013 (the “Forbearance Agreement”), among Rotech Healthcare Inc., (the “Borrower”), the several financial institutions from time to time party to the Credit Agreement (as defined below), as lenders (the “Lenders”), and Silver Point Finance, LLC, as Administrative Agent for the Lenders.
R E C I T A L S:
A.    The Lenders currently extend credit to the Borrower on the terms and subject to the conditions set forth in that certain Term Loan Credit Agreement dated as of December 21, 2012 (as has been and may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
B.    As of March 15, 2013, an Event of Default has occurred under Section 7.01(f) of the Credit Agreement as a result of the Borrower’s failure to pay interest that has become due under the Junior Secured Notes which, together with any defaults arising therefrom or related thereto with respect to Sections 7.01(a), (d) and (e) of the Credit Agreement, is referred to herein as the “Existing Default”.
C.    The Borrower has requested that the Lenders temporarily forbear from exercising certain rights and remedies under the Loan Documents, and the Lenders are willing to do so under the terms and conditions set forth in this Agreement.
D.    In order to accommodate the Borrower’s request, during and only during the period (the “Forbearance Period”) beginning on the date of this Agreement and ending on April 15, 2013 (the “Forbearance Expiration Date”), the Lenders are willing to temporarily forbear from exercising certain rights and remedies available solely by reason of the Existing Default on the terms, conditions, and provisions contained in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
1.    Incorporation of Recitals; Defined Terms. The Borrower acknowledges that the Recitals set forth above are true and correct in all material respects. The defined terms in the Recitals set forth above are hereby incorporated into this Agreement by reference. All other capitalized terms used herein without definition shall have the same respective meanings herein as such terms have in the Credit Agreement.

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2.    Ratification of Existing Agreements. All the Borrower’s Obligations, indebtedness and liabilities to the Lenders as evidenced by or otherwise arising under the Loan Documents, except as otherwise expressly modified in this Agreement upon the terms set forth herein, are, by the Borrower’s execution of this Agreement, ratified and confirmed in all respects by the Borrower. In addition, by the Borrower’s execution of this Agreement, the Borrower represents and warrants that as of the date hereof, no counterclaim, right of set-off or defense of any kind exists or is currently outstanding with respect to the Obligations. As of the date hereof, the principal amount of the Loans is $23,500,000, and such amount (together with interest and fees thereon incurred pursuant to the Loan Documents) is owing by the Borrower without defense, offset, or counterclaim.
3.    Acknowledgment of Default. The Existing Default constitutes an Event of Default under the Credit Agreement. The Borrower acknowledges that, due to the existence of the Existing Default, the Lenders, if they elect, are permitted and entitled under Section 7.01 of the Credit Agreement to decline to provide further credit to the Borrower, to terminate the Commitments, to accelerate the Obligations, to enforce Liens granted under the Security Documents, and to exercise any other rights or remedies that may be available under the Loan Documents or under applicable law. The Borrower represents and warrants to the Administrative Agent and Lenders that there are no Defaults or Events of Default other than the Existing Default.
4.    Delayed Draw Term Loan. Due to the existence of the Existing Default, the Borrower is unable to satisfy all the conditions precedent to each Credit Event set forth in Section 4.02 of the Credit Agreement and the Lenders are not obligated to honor any additional requests for Delayed Draw Term Loans under the Credit Agreement.
5.    Forbearance. Unless and until a Forbearance Termination (as defined below) occurs, the Lenders shall not accelerate the Obligations or enforce any of the Liens granted under the Security Documents or, except as provided below, exercise any other rights or remedies available solely by reason of the Existing Default.
6.    Forbearance Termination. As used in this Agreement, “Forbearance Termination” shall mean the occurrence of the Forbearance Expiration Date, or, if earlier, the occurrence of any one or more of the following events: (a) any Default or Event of Default under the Credit Agreement (other than the continuance of the Existing Default); (b) any failure by the Borrower for any reason to comply with any term, condition, or provision contained in this Agreement; (c) any representation made by the Borrower in this Agreement or pursuant to this Agreement proves to be incorrect or misleading in any material respect when made; or (d) the initiation of any federal or state bankruptcy, insolvency or similar proceeding by or against the Borrower. The occurrence of any Forbearance Termination shall be deemed an Event of Default under the Credit Agreement. Upon the occurrence of a Forbearance Termination, the Forbearance Period is automatically terminated.

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7.    No Waiver and Reservation of Rights. The Borrower acknowledges that the Lenders are not waiving the Existing Default or any other Default or Event of Default that may occur during the Forbearance Period (other than as set forth in Section 5) but are simply agreeing to forbear from exercising their rights solely with respect to the Existing Default to the extent expressly set forth in this Agreement. Without limiting the generality of the foregoing, the Borrower acknowledges that immediately upon expiration of the Forbearance Period, the Administrative Agent and the Lenders have all their rights and remedies with respect to the Existing Default or any other Default or Event of Default that may occur during the Forbearance Period (other than as set forth in paragraph 5 hereof) to the same extent, and with the same force and effect, as if the forbearance had not occurred. The Borrower shall not assert and hereby forever waives any right to assert that the Administrative Agent or the Lenders are obligated in any way to continue beyond the Forbearance Period to forbear from enforcing their rights or remedies or that the Administrative Agent and the Lenders are not entitled to act on the Existing Default or any other Default or Event of Default that may occur during the Forbearance Period (other than as set forth in Section 5) after the occurrence of a Forbearance Termination as if such default had just occurred and the Forbearance Period had never existed. The Borrower acknowledges that the Lenders have made no representations as to what actions, if any, the Lenders will take after the Forbearance Period or upon the occurrence of any Forbearance Termination, and the Lenders and the Administrative Agent must and do hereby specifically reserve any and all rights, remedies, and claims they have (after giving effect hereto) with respect to the Existing Default and each other Default or Event of Default that may occur.
8.    Acknowledgement of Liens. The Borrower hereby acknowledges that the Obligations owing to the Administrative Agent and the Lenders arising out of or in any manner relating to the Loan Documents shall continue to be secured by Liens as set forth in the Security Documents, and nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for thereby as to the indebtedness, obligations, and liabilities which would be secured thereby prior to giving effect to this Agreement.
9.    Loan Documents Remain Effective. Except as expressly set forth in this Agreement, the Loan Documents and all the obligations of the Borrower thereunder, the rights and benefits of the Administrative Agent and Lenders thereunder, and the Liens created thereby remain in full force and effect.
10.    Release. For value received, including without limitation, the agreements of the Lenders in this Agreement, the Borrower hereby releases the Administrative Agent and each Lender, its current and former shareholders, directors, officers, agents, employees, attorneys, consultants, and professional advisors (collectively, the “Released Parties”) of and from any and all demands, actions, causes of action, suits, controversies, acts and omissions, liabilities, and other claims of every kind or nature whatsoever, both in law and in equity, known or unknown, which the Borrower

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has or ever had against the Released Parties prior to, through, and including this date, arising out of the existing financing arrangements between the Borrower and the Lenders, the Loan Documents, or any other financial accommodations or services relating to the Obligations.
11.    Fees and Expenses. The Borrower shall pay on demand all reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees, which shall be limited to one counsel), incurred by the Administrative Agent and its external counsel in connection with this Agreement and the other instruments and documents being executed and delivered in connection herewith and the transactions contemplated hereby.
12.    Conditions Precedent. This Agreement shall be in effect on the date the Borrower, the Administrative Agent, and the Required Lenders shall have executed and delivered this Agreement.
13.    Notices. Any notice, payment, demand or other communication required or permitted to be given by any provision of this Agreement will be deemed to have been given when delivered as provided for in the Credit Agreement.
14.    Entire Agreement; Binding Effect. This Agreement constitutes the entire and final agreement among the parties with respect to its subject matter and there are no agreements, understandings, warranties or representations among the parties with respect to its subject matter except as set forth herein. This Agreement shall inure to the benefit and bind the respective heirs, administrators, executors, representatives, successors and permitted assigns of the parties hereto.
15.    Amendment. Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated except by an instrument in writing and signed by the parties against whom enforcement of the change, waiver, discharge or termination is sought.
16.    Operations; Agent. This Agreement shall not amend, modify or alter in any manner the rights, duties and obligations of the Administrative Agent and the Lenders, to and from each other, as described in the Loan Documents, including but not limited to Article VIII of the Credit Agreement.
17.    Miscellaneous. The Borrower hereby represents and warrants that it has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that this Agreement constitutes the valid and binding obligation of the Borrower enforceable against it in accordance with its terms. Any provision of this Agreement held invalid, illegal, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the validity, legality, and enforceability of the remaining provision hereof; and the invalidity of a particular provision in a particular jurisdiction

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shall not invalidate such provision in any other jurisdiction. The parties hereto hereby acknowledge that this Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents. This Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same instrument. Delivery of a counterpart or counterpart signature page hereof by facsimile transmission or by e‑mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.
18.    Required Lenders. It is acknowledged and agreed that the Lenders party hereto constitute the Required Lenders, and the execution and delivery of this Forbearance Agreement by the Administrative Agent is at the direction of the Required Lenders.
19.    Governing Law. This Agreement shall be governed by New York law and shall be governed and interpreted on the same basis as the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Forbearance Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
ROTECH HEALTHCARE INC., as Borrower
By /s/ Steven P. Alsene
Name: Steven P. Alsene
Title: President and Chief Executive Officer

[Signature Page to Forbearance Agreement]

SILVER POINT FINANCE, LLC, as Administrative Agent
By /s/ Michael A. Gatto
Name: Michael A. Gatto
Title: Authorized Signatory

SPCP GROUP, LLC, as Lender

By /s/ Michael A. Gatto
Name: Michael A. Gatto
Title: Authorized Signatory